Exhibit 3.13

English convenience translation

Only the German version is binding.

ARTICLES

OF

CNH DEUTSCHLAND GMBH

AS AMENDED ON FEBRUARY 28, 2008

Section 1

COMPANY AND REGISTERED OFFICES

(1)	The trading name of the Company:

CNH DEUTSCHLAND GMBH.

(2)	Registered offices of the Company are in Heilbronn am Neckar.

Section 2

PURPOSE OF THE COMPANY

(1)	Purposes of the Company are:

a)	Distribution of tractors, equipment, agricultural machinery and building machinery, corresponding parts, components, accessories and spare parts, also services through the establishment and operation of workshops.

b)	The Company may carry out all businesses and measures including disposition of movable assets and real property which are or may be in any way either directly or indirectly connected with the purposes of the Company in accordance with paragraph 1 hereof.

(2)	The Company is entitled:

a)	to acquire companies having the same or similar purposes either inland or abroad, to take up shares in such companies or to carry on their business;

b)	to participate in joint ventures;

c)	to establish branches inland and abroad and to take part in any civil law partnerships both inland and abroad;

d)	to incorporate or acquire undertakings of all types both inland and abroad, to take shares in them or to sell them;

e)	to carry on business for the account of third parties;

f)	to commission the carrying out of services;

g)	to take over accounts receivable accounting, monitoring accounts receivable, sales to authorized distributors and end-users, carrying out credit checks on behalf of authorized distributors and ensuring the creditworthiness of authorized distributors in addition to associated measures, as well as the preparation of all necessary steps for collection of outstanding amounts with the exception of those requiring admittance in accordance with legislation governing the misuse of legal advice. The conducting of banking transactions subject to authorization is excluded.

Section 3

NOMINAL CAPITAL

The nominal share capital of the Company is

18,457,650.00 EURO

(eighteen million four hundred and fifty-seven thousand six hundred and fifty euro).

The share capital is fully paid-in.

Section 4

TERM OF THE COMPANY, ACCOUNTING YEAR

(1)	The term of the Company is unlimited in time.

(2)	The accounting year is the calendar year.

Section 5

MANAGEMENT AND REPRESENTATION

(1)	The Company has one or more managing directors. If only one managing director is appointed, he/she alone shall represent the Company. If two or more managing directors are appointed, the Company shall be represented by two managing directors jointly, or by one managing director jointly with an authorized signatory.

(2)	The appointment and dismissal of managing directors is the responsibility of the shareholders’ meeting, if there is no supervisory board.

(3)	Authority for the managing directors to carry on the Company’s business applies to all the normal business carried out in the sector; for all other business, the consent of the supervisory board is necessary.

This authority is necessary, in particular, for all important legal business and legal actions which in their type, amount and scope of risk extend beyond the Company’s ordinary course of business.

Such business transactions include in particular:

a)	acquisition, disposal and encumbrance of real estate and equivalent rights,

b)	the establishment and discontinuance of branches,

c)	acquisition, disposal and encumbrance and alteration of shareholdings,

d)	entering into rent and lease agreements,

e)	entering into loan liabilities, suretyships and standing guarantees,

f)	bill business as drawee,

g)	granting and revocation of powers for authorized signatories and commercial representation,

h)	entering into liabilities,

i)	entering into legal actions, with the exception of ordinary actions for payment,

j)	conclusion of contracts of employment at an annual gross salary in excess of the limit laid down by the supervisory board,

k)	conclusion of contracts with shareholders, their spouses or descendants,

l)	pension commitments.

The transactions listed above always require authorization in written form, which must be given in advance.

(4)	Notwithstanding the provisions in paragraph 3 above the managing director is always bound by the instructions of the shareholders’ meeting and, if there is one, to those of the supervisory board.

(5)	If there is no supervisory board, the transactions listed in paragraph 4 above require the authorization of the shareholders’ meeting.

Section 6

SHAREHOLDERS’ MEETING, SHAREHOLDERS’ RESOLUTION

(1)	Shareholders’ resolutions are to be drawn up regularly in a shareholders’ meeting. The shareholders’ meeting must take place annually within a period of two months after presentation of the annual accounts or otherwise at any time at a shareholder’s request. Calling the meeting must be carried out by a shareholder in writing with an agenda at two weeks’ notice. Day of posting and day of meeting are disregarded for this purpose. With the agreement of all shareholders, the shareholders’ meeting may also be convened in another manner.

(2)	Each shareholder is entitled to take part in the meeting; he may be represented by another shareholder or by a third party bearing a written power of attorney. Organs of this Company are excluded from representing a shareholder.

(3)	The shareholders’ meeting is to be chaired by the shareholder holding the largest share in terms of capital participation.

If several shareholders have an identical shareholding, these shareholders shall take turns in chairing the shareholders’ meeting.

(4)	The shareholder in charge of the meeting shall have a record taken to the minutes of the shareholders’ meeting and the resolutions voted upon, which is to be signed by him and distributed to the shareholders without undue delay.

(5)	Resolutions may be submitted on all matters and are decided on the basis of a simple majority, unless another majority is required by statutory law. Voting is carried out on the basis of shareholding. Each share in the nominal amount of 50 euro entitles the holder to one vote.

(6)	Resolutions of the shareholders’ meeting are not permitted to interfere with the independence and freedom of the managing directors to act in accordance with their duties.

(7)	A shareholders’ meeting has a quorum when convened in good time and under notification of the agenda, and at least 70% of all votes are represented in the shareholders’ meeting. If less than 70% of all votes are represented, another shareholders’ meeting is to be convened in accordance with paragraph 1. This shareholders’ meeting shall be deemed as constituting a quorum regardless of the amount of capital represented.

If the shareholders’ meeting is not properly convened, resolutions may only be adopted when all shareholders are present or represented and there are no objections to the adoption of a resolution.

(8)	Shareholders’ resolutions may also be drawn up in written form, orally via telephone, via (computer-)fax or via electronic messages (email) if all shareholders agree to this voting procedure; oral resolutions and resolutions adopted via telephone shall be confirmed and documented in writing as evidence; the confirmation is to be notified to the shareholders without undue delay.

Section 7

SUPERVISORY BOARD

(1)	The shareholders’ meeting is entitled to appoint a supervisory board. It shall be composed of at least three members, elected by the shareholders’ meeting to serve for a period of two years.

If a person elected to serve on the supervisory board declines, or if a member of the board leaves before expiry of his term of office, a further election is to be carried out in accordance with the legal requirements.

The term of office for the substitute member shall expire at the latest with expiry of the term of office of the member replaced.

(2)	The supervisory board shall appoint from within its membership a chairman and a deputy.

(3)	The chairman of the supervisory board must convene the supervisory board as required, with notification of the agenda.

(4)	The supervisory board shall constitute a quorum when at least half of its members take part in the voting.

The chairman of the supervisory board has to chair its proceedings and sign the record thereof. Voting is on the basis of a simple majority. In the event of a tie of votes, an proposal is deemed to be declined.

(5)	The supervisory board may also adopt resolutions in written circular form.

(6)	If there is a supervisory board, it is entitled and has a duty

a)	to appoint and dismiss the management,

b)	to conclude contracts of employment with the managing directors,

c)	to appoint and discharge the chairman of the board of directors,

d)	to monitor the board of directors and keep a check on their activities,

e)	to make decisions in respect of business activities requiring authorization as listed in section 5 paragraph 3,

f)	in addition at its discretion to give instructions to management,

g)	to grant sole representation authority to managing directors,

h)	to appoint or discharge a chairman of the board of directors.

The supervisory board may call on the services of a specialist third party.

The above functions are the responsibility of the shareholders’ meeting if there is no supervisory board.

(7)	The members of the supervisory board shall receive payment as laid down in each case by the shareholders’ meeting. In addition, expenses and allowances are to be reimbursed to the members of the supervisory board. If the inclusive allowances exceed those amounts permitted under tax legislation, individual receipts shall be required.

Members of the supervisory board who are employed by a FIAT company, receive no payment. A FIAT company is defined as a company in which a company belonging to the FIAT group holds a participation of more than 50%. Where, notwithstanding this provision, a payment has been made, the payment must be reimbursed without reminder.

This does not apply to members of the supervisory board who have been elected in accordance with the co-determination legislation as workers’ representatives.

(8)	The members of the supervisory board are entitled to be granted formal approval.

Section 8

ANNUAL ACCOUNTS, APPROPRIATION OF PROFITS

The provisions of statutory law shall apply to the annual accounts and appropriation of profits. The shareholders’ meeting is responsible for deciding on appropriation of profits in accordance with its discretion.

Section 9

ASSIGNMENT OF SHARES

The assignment of shares or of parts thereof requires the consent of the shareholders’ meeting.

Section 10

ENCUMBRANCE AND CHARGES ON SHARES

(1)	No encumbrances or charges can be made either on shares or any rights arising out of the shares.

(2)	Shareholders’ claims against the Company, regardless of the legal basis, cannot be transferred independently to a third party.

Section 11

PUBLIC ANNOUNCEMENTS

Public announcements by the Company will appear in the Bundesanzeiger (Federal Gazette).

Section 12

FINAL PROVISIONS

(1)	Where these Articles make no provisions, the provisions of statutory law shall apply.

(2)	Should any individual provision of these Articles prove to be void, this shall not in any way affect the validity of the remaining content of these Articles.

In such an event, the invalid provision of these Articles is to be revised or supplemented by resolution of the shareholders’ meeting in such a way that the original purpose of invalid provision is as far as possible realized.

(3)	The court located at the Company’ s registered office shall have, to the extent legally possible, exclusive jurisdiction in respect of any dispute arising out of these Articles.

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